Form 10-K405, Exhibit 13
period 1994-12-31
NATIONAL HEALTHCORP L P
filed 1995-03-28
CIK 805274

                                   EXHIBIT 13

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
                                                                         ----
Report of Independent Public Accountants                                  46

Consolidated Statements of Income                                         47

Consolidated Balance Sheets                                               48

Consolidated Statements of Cash Flows                                     49

Consolidated Statements of Partners' Capital                              50

Notes to Consolidated Financial Statements                               51-64

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of National HealthCare L.P.:

         We have audited the accompanying consolidated balance sheets of National HealthCare L.P. (a Delaware partnership and formerly National HealthCorp L.P.) as of December 31, 1994 and 1993, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of National HealthCare L.P.'s management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National HealthCare L.P. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.




                                                   ARTHUR ANDERSEN LLP



Nashville, Tennessee
February 1, 1995

NATIONAL HEALTHCARE L.P.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except unit amounts)

Year Ended December 31                                        1994                 1993               1992
                                                           ----------           ----------         ----------
Revenues:
    Net patient revenues                                   $  269,722           $  223,089         $  194,830
    Gain on sale of investment                                    ---               24,773                ---
    Other revenues                                             29,179               21,996             21,548
                                                           ----------           ----------         ----------
       Net revenues                                           298,901              269,858            216,378
                                                           ----------           ----------         ----------

Costs and Expenses:
    Salaries, wages and benefits                              157,663              128,462            110,952
    Other operating                                            98,753               80,326             72,718
    Depreciation and amortization                              13,582               11,879             10,594
    Interest                                                   13,050               11,629             12,613
                                                           ----------           ----------         ----------
       Total costs and expenses                               283,048              232,296            206,877
                                                           ----------           ----------         ----------

Net Income                                                 $   15,853           $   37,562         $    9,501
                                                           ==========           ==========         ==========

Earnings Per Unit:
    Primary                                                $     2.02           $     4.85         $     1.28
    Fully diluted                                                1.80                 4.05               1.23

Weighted Average Units Outstanding:
    Primary                                                 7,834,375            7,752,622          7,405,322
    Fully diluted                                           9,807,241            9,726,254          8,669,283

Net Income Allocable to Partners:
    General Partners                                       $      159           $      376         $       95
    Limited Partners                                           15,694               37,186              9,406
                                                           ----------           ----------         ----------
                                                           $   15,853           $   37,562         $    9,501
                                                           ==========           ==========         ==========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NATIONAL HEALTHCARE L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)
December 31                                                                                      1994              1993
- -----------                                                                                    --------          --------
Assets
  Current Assets:
        Cash and cash equivalents                                                              $  1,442          $    145
        Cash held by trustees                                                                     1,604             1,289
        Marketable securities                                                                     4,010             5,670
        Accounts receivable, less allowance for
               doubtful accounts of $3,367 and
               $2,612, respectively                                                              48,372            30,395
        Notes receivable                                                                          4,922             4,219
        Note receivable from NHI                                                                 22,847            26,700
        Loan participation agreements                                                             9,784            37,379
        Inventory, at lower of cost (first-in,
               first-out method) or market                                                        2,952             2,933
        Prepaid expenses and other assets                                                         1,573               561
                                                                                               --------          --------
               Total current assets                                                              97,506           109,291
                                                                                               --------          --------

  Property, Equipment and Assets Under Arrangement
          With Other Parties:
        Property and equipment, at cost                                                         136,757           108,663
        Accumulated depreciation and amortization                                               (31,094)          (24,216)
        Assets under arrangement with other parties, net                                         81,746           106,488
                                                                                               --------          --------
               Net property, equipment and assets
                 under arrangement with other parties                                           187,409           190,935
                                                                                               --------          --------

  Other Assets:
        Bond reserve funds, mortgage replacement
               reserves and other deposits                                                        1,720             1,663
        Unamortized financing costs                                                               2,811             3,085
        Notes receivable                                                                         87,180            25,000
        Notes receivable from National                                                           12,296            11,861
        Minority equity investments and other                                                     7,211             2,845
                                                                                               --------          --------
               Total other assets                                                               111,218            44,454
                                                                                               --------          --------
                                                                                               $396,133          $344,680
                                                                                               ========          ========
Liabilities and Partners' Capital
  Current Liabilities:
        Current portion of long-term debt                                                      $  6,330          $  3,569
                                                                                               --------          --------
        Trade accounts payable                                                                   17,688             5,357
        Accrued payroll                                                                          18,644            13,981
        Accrued interest                                                                          2,223               988
        Distributions payable                                                                       ---             8,576
        Other current liabilities                                                                10,153             7,327
                                                                                               --------          --------
               Total current liabilities                                                         55,038            39,798
                                                                                               --------          --------

  Long-term Debt, Less Current Portion                                                          104,243            54,625
  Debt Serviced by Other Parties, Less Current Portion                                           89,764           112,116
  Minority Interests in Consolidated Subsidiaries                                                   802               767
  Commitments, Contingencies and Guarantees
  Subordinated Convertible Notes                                                                 30,000            30,000
  Deferred Income      15,280                                                                    14,848
  Partners' Capital:
        General partners                                                                          1,095             1,027
        Limited partners, less notes receivable                                                  99,911            91,499
                                                                                               --------          --------
               Total partners' capital                                                          101,006            92,526
                                                                                               --------          --------
                                                                                               $396,133          $344,680
                                                                                               ========          ========


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.
                                       48

NATIONAL HEALTHCARE L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Year Ended December 31                                                                    1994            1993             1992
                                                                                        --------        --------         --------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Net income                                                                           $ 15,853        $ 37,562         $  9,501
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
     Depreciation                                                                         13,147          11,651           10,368
     Provision for doubtful accounts receivable                                            2,118           1,116            1,180
     Amortization of intangibles and deferred charges                                        848             602              593
     Amortization of deferred income                                                        (403)           (239)            (209)
     Equity in earnings of unconsolidated investments                                       (450)         (2,740)          (4,343)
     Distributions from unconsolidated investments                                           213           2,435            2,422
     (Gain) loss on sale of investment                                                       120         (24,773)             ---
   Changes in assets and liabilities:
     Increase in accounts receivable                                                     (20,095)         (2,689)          (6,212)
     Increase in inventory                                                                   (19)            (56)             (86)
     (Increase) decrease in prepaid expenses and
       other assets                                                                       (1,012)          1,724           (1,773)
     Increase (decrease) in trade accounts payable                                        12,331          (1,064)           1,387
     Increase in accrued payroll                                                           4,663           3,126            1,243
     Increase (decrease) in accrued interest                                               1,235            (259)            (330)
     Increase in other current liabilities                                                 2,826           3,126            1,348
                                                                                        --------        --------         --------
        Net cash provided by operating activities                                         31,375          29,522           15,089
                                                                                        --------        --------         --------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
   Additions to and acquisitions of property and
     equipment, net                                                                       (9,599)        (30,569)         (14,715)
   Increase in notes receivable and loan
     participation agreements, net of receipts                                           (31,870)        (45,722)         (20,557)
   Increase in minority equity investments
     and other                                                                            (3,984)            (22)            (149)
  (Increase) decrease in debt and equity securities                                        2,140           3,159           (4,257)
   Sale of investment                                                                        136          32,991              ---
                                                                                        --------        --------         --------
      Net cash used in investing activities                                              (43,177)        (40,163)         (39,678)
                                                                                        --------        --------         --------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
   Proceeds from debt issuance                                                            34,225           6,446           29,590
   (Increase) decrease in cash held by trustees                                             (315)            (12)          13,797
   Increase in minority interests in subsidiaries                                             35              63               77
   Issuance of partnership units                                                             773             690              470
   Collection of receivables from exercise of options                                        437           1,040              ---
   Increase in bond reserve funds, mortgage
     replacement reserves and other deposits                                                 (57)           (151)            (159)
   Payments on debt                                                                       (4,360)         (4,023)          (8,102)
   Cash distributions to partners                                                        (17,639)         (6,194)          (3,872)
   Increase in financing costs                                                               ---             (85)             (98)
                                                                                        --------        --------         --------
        Net cash provided by (used in) financing
          activities                                                                      13,099          (2,226)          31,703
                                                                                        --------        --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       1,297         (12,867)           7,114
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                               145          13,012            5,898
                                                                                        --------        --------         --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $  1,442        $    145         $ 13,012
                                                                                        ========        ========         ========

Supplemental information:
  Cash payments for interest expense                                                    $ 11,815        $ 11,888         $ 12,943
                                                                                        ========        ========         ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NATIONAL HEALTHCARE L.P.

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

(in thousands except unit amounts)


                                                        Receivables       Unrealized                                     Total
                                         Number         from Sale          Gains on         General        Limited       Partners'
                                        of Units        of Units          Securities        Partners       Partners      Capital
                                        --------       -----------        ----------        --------       --------      ---------
BALANCE AT DECEMBER 31, 1991            7,306,570          $(11,641)           $---            $  735       $ 72,729    $ 61,823
 Net income                                   ---               ---             ---                95          9,406       9,501
 Units sold                               442,022            (4,533)            ---               ---          5,003         470
 Cash distributions
    declared ($.53 per unit)                  ---               ---             ---               (39)        (3,833)     (3,872)
                                        ---------          --------            ----            ------       --------    --------
BALANCE AT DECEMBER 31, 1992            7,748,592           (16,174)            ---               791         83,305      67,922
                                        ---------          --------            ----            ------       --------    --------
 Net income                                   ---               ---             ---               376         37,186      37,562
 Collection of receivables                    ---             1,040             ---               ---            ---       1,040
 Units sold                                47,841               ---             ---                 7            684         691
 Other                                        ---               ---             ---                 1             80          81
 Cash distributions
    declared ($1.90 per unit)                 ---               ---             ---              (148)       (14,622)    (14,770)
                                        ---------          --------            ----            ------       --------    --------
BALANCE AT DECEMBER 31, 1993            7,796,433           (15,134)            ---             1,027        106,633      92,526
                                        ---------           -------             ---             -----        -------     -------
 Net income                                   ---               ---             ---               159         15,694      15,853
 Collection of receivables                    ---               437             ---               ---            ---         437
 Units sold                                29,732               ---             ---               ---            773         773
 Unrealized gains on securities               ---               ---             480               ---            ---         480
 Cash distributions declared
    ($1.17 per unit)                          ---               ---             ---               (91)        (8,972)     (9,063)
                                        ---------          --------            ----            ------       --------    --------
BALANCE AT DECEMBER 31, 1994            7,826,165          $(14,697)           $480            $1,095       $114,128    $101,006
                                        =========          ========            ====            ======       ========    ========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies:

Presentation--

     The consolidated financial statements include the accounts of National HealthCare L.P. and its subsidiaries (NHC). (Prior to January 1, 1995, the name of NHC was National HealthCorp L.P.) Investments are accounted for on either the cost or equity method. All material intercompany balances, profits, and transactions have been eliminated in consolidation, and minority interests are reflected in consolidation. Certain reclassifications have been made to the 1992 and 1993 financial statements to conform to the 1994 presentation.

Health Care Revenues--

     NHC's principal business is operating long-term health care centers. Approximately 61% of NHC's net revenues in 1994, 1993 and 1992 are from participation in Medicare and Medicaid programs (excluding in 1993 the nonrecurring gain of $24,773,000). Amounts paid under these programs are generally based on a facility's allowable costs or a fixed rate. Revenues are recorded at standard billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $82,443,000, $54,348,000 and $43,513,000 for 1994, 1993 and 1992, respectively. Amounts earned under the Medicare and Medicaid programs are subject to review by the third party payors. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized.

Provision for Doubtful Accounts--

     Provisions for estimated uncollectible accounts and notes receivable are included in other operating expenses.

Property, Equipment and Assets Under Arrangement with Other Parties--

     NHC uses the straight-line method of depreciation over the expected useful lives of property and equipment estimated as follows: buildings and improvements, 20-40 years; equipment and furniture, 3-15 years; and properties under arrangements with other parties, 10-20 years. The provision for depreciation includes the amortization of properties under capital leases and properties under arrangement with National Health Investors, Inc. (See Note 3).

     Expenditures for repairs and maintenance are charged against income as incurred. Betterments are capitalized. NHC removes the costs and related allowances from the accounts for properties sold or retired, and any resulting gains or losses are included in income. NHC includes interest costs incurred during construction periods in the cost of buildings ($766,000 in 1994 and $811,000 in 1993).

Investments in Marketable Securities--

     NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

Intangible Assets--

     Any excess of cost over net assets of companies purchased is amortized generally over 40 years using the straight-line method. Deferred financing costs are amortized principally by the interest method over the terms of the related loans.

Income Taxes--

     NHC is not a taxable entity. Accordingly, no provision for income taxes has been made in the Consolidated Statements of Income.

     The earnings of NHC are taxable to the individual partners. Partners are required to report their distributive share of the income, gain, loss, deductions and credits of the partnership on their individual income tax returns.

     The Revenue Act of 1987 contains provisions which cause some publicly traded partnerships to be taxed as corporations. Because NHC was in existence and publicly traded on December 17, 1987, it will continue to be treated as a partnership for the 1987 through 1997 taxable years.

     NHC adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," effective January 1, 1993. The Statement generally requires NHC to record any income tax provisions or income taxes payable based on the liability method. NHC management believes, based on current information, that the effect of any income tax assets or liabilities that would be recorded in 1998, the effective date that master limited partnerships become taxable, would not be material to NHC's financial condition or results of operations.

Concentration of Credit Risks--

     NHC's credit risks primarily relate to cash and cash equivalents, cash held by trustees, accounts receivable, marketable securities, notes receivable and loan participation agreements. Cash and cash equivalents are primarily held in bank accounts and overnight investments. Cash held by trustees is primarily invested in commercial paper and certificates of deposit with financial institutions. Accounts receivable consists primarily of amounts due from patients (funded through Medicare, Medicaid, other contractual programs and private payors) in the states of Alabama, Florida, Georgia, Kentucky, Missouri, South Carolina, Tennessee, and Virginia and from other health care companies for management services. NHC performs continual credit evaluations of its clients and maintains allowances for doubtful accounts on these accounts receivable. Marketable securities are held primarily in two accounts with brokerage institutions. Notes receivable relate primarily to secured loans with health care facilities and to secured notes receivable from officers, directors and supervisory employees as discussed in Note 14. NHC has $31,999,000 of notes receivable from National Health Investors, Inc. (NHI) as discussed in Note 14. NHC also has notes receivable from National HealthCare Corporation of $12,296,000 as discussed in Note 4. NHC has loan participation agreements with a bank as discussed in Note 14.

     NHC's financial instruments, principally its notes receivable and loan participation agreements, are subject to the possibility of loss of the carrying values as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instruments less valuable. NHC obtains various collateral and other protective rights, and continually monitors these rights, in order to reduce such possibilities of loss. See Note 14 for additional information on the notes receivable and loan participation agreements.

Cash and Cash Equivalents--

     Cash equivalents include highly liquid investments with a maturity of less than three months.


NOTE 2 - ORGANIZATION OF THE PARTNERSHIP:

     The general partners of NHC are as follows: (1) NHC, Inc., a Tennessee corporation (the "Managing General Partner"), which is owned by its board of directors and senior management of NHC; (2) National HealthCare Corporation ("National" and "Administrative General Partner" and formerly, National Health Corporation), a Tennessee corporation which is owned by the National HealthCare Corporation Leveraged Employee Stock Ownership Plan and Trust (the "ESOP"); and
(3) W. Andrew Adams, NHC Inc.'s President (the "Individual General Partner"). The Managing General Partner, the Administrative General Partner and the Individual General Partner are collectively called "the General Partners". The General Partners own a general partnership interest in NHC representing a 1% interest in the profit, losses and distributions of NHC.


NOTE 3 - RELATIONSHIP WITH NATIONAL HEALTH INVESTORS, INC.:

Leases--

     On October 17, 1991, concurrent with NHC's conveyance of real property to NHI, NHC leased from NHI the real property of 40 long-term care centers and three retirement centers. Each lease is for an initial term expiring December 31, 2001, with two additional five-year renewal terms at the option of NHC, assuming no defaults. NHC accounts for the leases as operating leases.

     During the initial term and first renewal term of the leases, NHC is obligated to pay NHI annual base rent on all 43 facilities of $15,238,000. If NHC exercises its option to extend the leases for the second renewal term, the base rent will be the then fair rental value as negotiated by NHC and NHI.

     The leases also obligate NHC to pay as debt service rent all payments of interest and principal due under each mortgage to which the conveyance of the facilities was subject. The payments are required over the remaining life of the mortgages as of the conveyance date, but only during the term of the lease. Payments for debt service rent are being treated by NHC as payments of principal and interest. See "Accounting Treatment of the Transfer" for further discussion.

     In addition to base rent and debt service rent, in each year after 1992, NHC must pay percentage rent to NHI equal to 3% of the amount by which gross revenues of each facility in such later year exceeds the gross revenues of such facility in 1992. Percentage rent for 1994 and 1993 was approximately $718,000 and $358,000, respectively.

     Each lease with NHI is a "triple net lease" under which NHC is responsible for paying all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership of the facilities. NHC is obligated at its expense to maintain adequate insurance on the facilities' assets.

     NHC has a right of first refusal with NHI to purchase any of the properties transferred from NHC should NHI receive an offer from an unrelated party during the term of the lease or up to 180 days after termination of the related lease.

     Base rent expense to NHI was $15,238,000 in 1994, 1993 and 1992 and is included in other operating expenses. At December 31, 1994, the approximate future minimum base rent commitments to be paid by NHC on non-cancelable operating leases with NHI are as follows:


                    1995                  $15,238,000
                    1996                   15,238,000
                    1997                   15,238,000
                    1998                   15,238,000
                    1999                   15,238,000
                    Thereafter             30,476,000


Advisory Agreement--

     NHC has entered into an Advisory Agreement with NHI whereby services related to investment activities and day-to-day management and operations are provided to NHI by NHC as Advisor. The Advisor is subject to the supervision and policies established by NHI's Board of Directors.

     Either party may terminate the Advisory Agreement on 90 days notice at any time. NHI may terminate the Advisory Agreement for cause at any time.

     For its services under the Advisory Agreement, NHC received annual compensation of $2,138,000, $1,828,000 and $1,625,000 in 1994, 1993 and 1992,
respectively. However, the payment of such annual compensation is conditional upon NHI having sufficient funds from operations to pay annual dividends of $2.00 per share and upon NHI paying such dividends. NHI met this condition in 1994, 1993 and 1992.

Purchase of Mortgage Notes--

     During 1994, NHC purchased $37,978,000 of mortgage notes receivable from NHI in exchange for cash and the assumption of certain liabilities. All properties secured by the mortgage notes are managed by NHC, and four of the notes had been transferred to NHI upon its capitalization by NHC in 1991.

Accounting Treatment of the Transfer--

     NHC has accounted for the conveyance of assets (and related debt) to NHI and the subsequent leasing of the real estate assets as a "financing/leasing" arrangement. Since NHC remains liable on the transferred debt, the debt and applicable asset balances have been reflected on the Consolidated Balance Sheets as "assets under arrangement with other parties" and "debt serviced by other parties". The net book value equity of the assets transferred has been transferred from NHC to NHI. As NHC utilizes the real estate over the lease term, its Consolidated Statements of Income will reflect the continued depreciation of the assets over the lease term, the continued interest expenses on the debt balances and the additional base rent (as an operating expense) payable to NHI each year. NHC has recovery provisions from NHI if NHC is required to service the debt through a default by NHI.

Tax Treatment of the Transfer--

     The conveyance of assets to NHI was treated as a nontaxable exchange of assets for the stock of NHI under Section 351 of the Internal Revenue Code of 1986, as amended. For federal income tax purposes, no gain or loss was recognized by NHC or by its unitholders upon the conveyance of assets to NHI or upon the distribution of the stock of NHI.


NOTE 4 - RELATIONSHIP WITH NATIONAL HEALTHCARE CORPORATION:

Sale of Health Care Centers--

     On January 20, 1988, NHC sold the assets (inventory, property and equipment) of eight health care centers (1,121 licensed beds) to National, the administrative general partner of NHC, for a total consideration of $40,000,000. The consideration consisted of $30,000,000 in cash and a $10,000,000 note receivable due December 31, 2007. The note receivable earns interest at 8.5%. NHC has advanced $2,291,000 to National to fund working capital requirements at December 31, 1994. The working capital advance earns interest at 85% of prime. NHC has agreed to manage the centers under a 20-year management contract for management fees comparable to those in the industry. NHC has a receivable from National for management fees of approximately $3,804,000 and $3,764,000 at December 31, 1994 and 1993, respectively.

     NHC's basis in the assets sold was approximately $24,300,000. The resulting profit of $15,745,000 was deferred and will be amortized into income beginning with the collection of the note receivable (up to $12,000,000) with the balance ($3,745,000) of the profit being amortized into income on a straight-line basis over the management contract period.

Financing Activities--

     On January 20, 1988, NHC obtained long-term financing of $8,500,000 for its new headquarters building from National through the National HealthCare Corporation Leveraged Employee Stock Ownership Plan and Trust. The note requires quarterly principal and interest payments with interest at 9%. At December 31, 1994 and 1993, the outstanding balance on the note was approximately $6,403,000 and $6,844,000, respectively. The building is owned by a separate partnership of which NHC is the general partner and building tenants are limited partners. NHC has guaranteed the debt service of the building partnership.

     In addition, NHC's $50,000,000 credit facility, the $20,000,000 Series A Loan, and the $30,000,000 Series B Loan described in Note 11 were financed through National and National's ESOP. NHC's interest costs, financing expenses and principal payments are equal to those incurred by National. In October, 1991, NHC borrowed $10,000,000 from National. The term note payable requires quarterly interest payments at 8.5%. The entire principal is due at maturity in 2007.

     As of December 31, 1994, National had borrowed $2,296,000 from NHC to finance the construction of additions at two health care centers. The notes require monthly principal and interest payments. The interest rate is equal to the prime rate, and the notes mature in 1998.

Duties as Administrative General Partner--

     The personnel conducting the business of NHC are employees of National which provides payroll services, provides employee fringe benefits, and maintains certain liability insurance. NHC pays to National all the costs of personnel employed for the benefit of NHC, as well as an administrative fee ($1,388,000 in 1994) equal to 1% of payroll costs.

   National maintains and makes contributions to its ESOP for the benefit of eligible employees.


NOTE 5 - GAIN ON SALE OF INVESTMENT:

     In August, 1993, NHC sold its investment in VHA Long Term Care (VHA LTC) for approximately $32,987,000 of cash which resulted in a gain to NHC of $24,773,000. The gain on sale of investment was approximately $3.20 per primary unit outstanding and $2.55 per fully diluted unit outstanding. For federal tax purposes, the sale generated a capital gain to NHC partners of approximately $25,000,000 which equates to a capital gain per unit of approximately $3.24. NHC's Board of Directors approved a one-time special cash distribution of $1.10 per unit in 1993 to help defray tax liability from this gain.

     A summary of financial information of the combined affiliated companies (VHA LTC and other unconsolidated investments) is set forth below for 1992, the only period in which the investments are significant in amount:

                   (in thousands)

                   Year Ended December 31                      1992
                   ----------------------                      ----
                   Operations
                     Net sales                              $38,979
                     Expenses                                29,817
                                                            -------
                         Net Income                         $ 9,162
                                                            =======

                   NHC equity in earnings of
                     unconsolidated investments             $ 2,974
                                                            =======
                   Distribution to NHC from
                     unconsolidated investments             $ 2,422
                                                            =======
                   Capital contributions (cumu-
                     lative) in unconsolidated
                     investments                            $ 2,356
                                                            =======



NOTE 6 - OTHER REVENUES:

     Revenues from managed centers include management fees and interest income on notes receivable from managed centers. "Other" revenues include non-health care related earnings.


(in thousands)
Year Ended December 31                            1994                 1993          1992
- ----------------------                            ----                 ----          ----
Revenues from managed centers                   $18,022              $12,446       $10,629
Guarantee fees                                      936                  790           585
Advisory fees from NHI                            2,138                1,828         1,625
Earnings (losses)on securities                      (47)               1,116         1,384
Equity in earnings of unconsolidated
  investments                                       423                1,174         2,974
Interest income                                   4,844                3,010         3,094
Other                                             2,863                1,632        $1,257
                                                ------               ------        ------

                                                $29,179              $21,996       $21,548
                                                =======              =======       =======



NOTE 7 - EARNINGS PER UNIT:

     Primary earnings per unit is based on the weighted average number of common and common equivalent units outstanding. Common equivalent units result from dilutive unit options computed using the treasury stock method.

     Fully diluted earnings per unit assumes, in addition to the above, that the 6% subordinated convertible notes were converted at the date issued with earnings being increased for interest expense thereon.

     The following table summarizes the earnings and the average number of common units and common equivalent units used in the calculation of primary and fully diluted earnings per unit.


(dollars in thousands)

Year Ended December 31                                          1994              1993              1992
- ----------------------                                          ----              ----              ----
Primary:
  Weighted average common units                               7,796,508         7,750,531        7,404,979
  Stock options                                                  37,867             2,091              343
                                                             ----------        ----------       ----------

  Average common units outstanding                            7,834,375         7,752,622        7,405,322
                                                             ==========        ==========       ==========

  Earnings                                                   $   15,853        $   37,562       $    9,501
                                                             ==========        ==========       ==========

Fully Diluted:
  Weighted average common units                               7,796,508         7,750,531        7,404,979
  Stock options                                                  37,867             2,857            8,354
  Convertible subordinated notes                              1,972,866         1,972,866        1,255,950
                                                             ----------        ----------       ----------
  Assumed average common units
    outstanding                                               9,807,241         9,726,254        8,669,283
                                                             ==========        ==========       ==========

  Earnings                                                   $   17,653        $   39,362       $   10,703
                                                             ==========        ==========       ==========



NOTE 8 - PROPERTY, EQUIPMENT AND ASSETS UNDER ARRANGEMENT WITH OTHER PARTIES:

     Property and equipment, at cost, consist of the following:

(in thousands)

December 31                                                      1994                      1993
- -----------                                                      ----                      ----
Land                                                           $ 10,463                  $  7,594
Buildings and improvements                                       63,172                    40,512
Furniture and equipment                                          52,548                    43,886
Capitalized equipment leases                                         33                        88
Construction in progress                                         10,541                    16,583
                                                               --------                  --------
                                                               $136,757                  $108,663
                                                               ========                  ========


     Assets under arrangement with other parties, net of accumulated depreciation, consist of the following:

December 31                                                      1994                      1993
- -----------                                                    -------                   --------
Land                                                           $ 5,203                   $  5,518
Buildings and improvements                                      70,690                     75,844
Fixed equipment                                                  4,442                      5,040
Mortgage notes receivable                                        1,411                     20,086
                                                               -------                   --------
                                                               $81,746                   $106,488
                                                               =======                   ========

NOTE 9 - ACQUISITIONS AND DISPOSITIONS:

     In February, 1994, NHC acquired Spectrum Enterprises, Inc. and Spectrum Private Nursing Services, Inc. for a total consideration of approximately $4,253,000. Properties acquired include thirteen homecare programs located in Florida. Two of the homecare programs provide services to private payors exclusively. Former shareholders have signed a covenant not to compete. NHC is amortizing the cost of the covenant not to compete over its term.

     In February, 1994, NHC purchased for approximately $6,000,000 a 120-bed long-term health care center located in Naples, Florida.

     In May, 1993, NHC purchased for total consideration of approximately $5,067,000 a 131-bed long-term health care center located in Clinton, South Carolina.

     The purchase prices for the acquisitions above were allocated to the underlying assets based on their relative fair market values. The Consolidated Statements of Income for 1994 and 1993 include the results of operations from the respective dates of acquisition.



NOTE 10 - INVESTMENT IN MARKETABLE SECURITIES:

     Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) was issued by the Financial Accounting Standards Board effective for fiscal years beginning after December 15, 1993. As required by SFAS 115, securities are classified as trading, held-to-maturity or available for sale. Securities are classified as trading securities when they are bought and held principally for the purpose of selling them in the near term. Securities are classified as held-to-maturity when the company has both the positive intent and ability to hold them to maturity. All other securities are classified as available for sale. NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with SFAS 115.

     The ending balance of partners' capital as of December 31, 1994 was increased by approximately $480,000 to reflect the net unrealized investment gain on marketable securities without stated maturities classified as available for sale which were previously carried at amortized cost or lower of cost or market. Application of SFAS 115 to prior periods is not permitted and, accordingly, prior financial statements have not been restated to reflect the change in accounting principle. The adoption of SFAS 115 did not have a material effect on NHC's financial position or results of operations.

     Proceeds from the sale of investments in debt and equity securities during the year ended December 31, 1994 were $6,726,000. Gross investment gains of $493,000 and gross investment losses of $1,055,000 were realized on these sales. Realized gains and losses from securities sales are determined on the specific identification of the securities.

NOTE 11 - DEBT AND LEASE COMMITMENTS:

Short-Term Borrowings--

     During 1994 and 1993, there were no short-term borrowings.


Long-Term Debt--

     Long-term debt and debt serviced by other parties consists of the following:

                                              Weighted Average      Final       Debt Serviced by         Long-Term
                                               Interest Rate      Maturities      Other Parties             Debt
                                              ----------------    ----------   ------------------    -----------------
(in thousands)
December 31                                                                      1994       1993       1994      1993
- -----------                                                                    --------   --------   --------  -------
Bank credit facility, principal
 and interest payable in variable,
 quarterly installments                              5.2%            2009      $26,353    $ 27,300   $ 16,148  $16,728
Senior secured notes, interest
 payable semiannually,
 principal payable in semi-
 annual payments beginning
 November, 1995                                      8.3             2003       20,000      20,000        ---     ---
Senior secured notes, interest
 payable semiannually,
 principal payable in semi-
 annual payments beginning
 November, 1995                                      8.4             2005          564      19,238     29,436   10,762
First mortgage revenue bonds,
 principal and interest payable
 quarterly                                          10.0             2005       12,514      12,544      2,807    2,815
First mortgage notes payable in
 periodic installments, interest
 payable monthly                                     9.7          1996-2019      7,415       7,869     29,250    6,844
First mortgage revenue bonds,
 payable in periodic installments,
 interest payable monthly                            9.3          2001-2011     11,404      11,919        ---     ---
First mortgage revenue bonds,
 payable in periodic installments, variable,
 interest payable monthly                            4.4          2000-2010     15,490      16,055        ---     ---
Unsecured term note payable to
 National.  Interest payable quarterly,
 principal payable at maturity                       8.5             1998          ---         ---     10,000   10,000
Other notes payable generally
 in monthly installments                            8.75          1995-1996        ---         ---     18,956    8,236
                                                                               -------    --------   --------  -------
                                                                                93,740     114,925    106,597   55,385
Less current portion                                                            (3,976)     (2,809)    (2,354)    (760)
                                                                               -------    --------   --------  -------
                                                                               $89,764    $112,116   $104,243  $54,625
                                                                               ========   ========   ========  =======


     The 8.3% and 8.4% secured notes due in 2003 and 2005 were borrowed through NHC's administrative partner, National. NHC granted certain credits and interest rate concessions related to its management fees from National in obtaining these loans.

     The 10% first mortgage bonds (Bonds) due in 2005 are redeemable at the option of NHC, in whole or in part, at a redemption price of 105% of the principal amount thereof, plus accrued interest, with such redemption price declining 1% per year on or after January 15, 1993 to 100% of the principal amount on or after January 15, 1998. The Bonds are redeemable by holders at 100% of the principal amount thereof, plus accrued interest.

     The majority of the mortgage debt is cross-defaulted with other NHC and NHI liabilities and is cross-collateralized with NHC and NHI assets to the extent of approximately $22,287,000 of debt.

     To obtain the consent of various lenders to the transfer of assets, NHI guaranteed certain NHC debt and NHC-guaranteed debt (see Note 13) which were not transferred to NHI. A default by NHI under its obligations would default the debt or guarantees of NHC.

     The aggregate maturities of long-term debt and capital lease obligations for the five years subsequent to December 31, 1994 are as follows:

                                  Long-term        Debt Serviced
                                    Debt             By Others                 Total
                                  ---------        -------------             ----------
         1995                     $2,355,000       $3,975,000                $ 6,330,000
         1996                      4,283,000        5,219,000                  9,502,000
         1997                      4,423,000        5,270,000                  9,693,000
         1998                      4,515,000        6,084,000                 10,599,000
         1999                      4,327,000        5,345,000                  9,672,000

     Certain property and equipment of NHC and NHI are pledged as collateral on long-term debt or capital lease obligations. Other property and assets are available for use as collateral as needed.

     Certain loan agreements require maintenance of specified operating ratios as well as specified levels of cash held in escrow, working capital and partners' capital by NHC and NHI. All such covenants have been met by NHC, and management believes that NHI is in compliance with the loan covenants.


Lease Commitments--

     Operating expenses for the years ended December 31, 1994, 1993, and 1992 include expense for leased premises and equipment under operating leases of $16,692,000, $16,223,000 and $15,783,000, respectively. See Note 3 for the approximate future minimum base rent commitments on non-cancelable operating leases with NHI.


Construction and Financing Commitments--

     NHC is committed to spend approximately $7,511,000 for ongoing construction contracts and to provide financing to managed facilities in the amount of $3,047,000 in 1995. NHC is also committed to loan up to $30,848,000 to NHI under a line of credit agreement. NHC's cash on hand, marketable securities, short-term notes receivable, loan participation agreements, operating cash flow and, as needed, its borrowing capacity are expected to be adequate to fund these commitments.

NOTE 12 - SUBORDINATED CONVERTIBLE NOTES:

     On May 12, 1992, NHC issued $30,000,000 of 6% subordinated convertible notes ("the notes") due July 1, 2000. Interest is payable quarterly.

     The notes are convertible at the option of the holder at any time into units of NHC at a price of $15.2063 per unit, subject to adjustment for certain changes in the number of units outstanding. The notes may be redeemed at the option of NHC after May 12, 1996, but only if NHC has elected to be taxed as a corporation and only if the market price of NHC's units is such as to guarantee certain specified returns to the holder of the notes. NHC has reserved 1,972,867 units for conversion of the notes.


NOTE 13 - CONTINGENCIES AND GUARANTEES:

Litigation--

     There is certain litigation incidental to NHC's business, none of which, in management's opinion, would be material to the financial position or results of operations of NHC.

Professional Liability and Other Insurance--

     In 1994, NHC carried a professional liability insurance policy
($1,000,000 per claim and $3,000,000 in the aggregate per location per annum) for coverage from liability claims and losses incurred in its healthcare business. In 1995, professional liability coverage was increased to $1,000,000 per claim and in the aggregate per location with additional umbrella coverage in the amount of $5,000,000 in the aggregate per occurrence per annum. The policy is a fixed premium and occurrence form policy and has no provisions for a retrospective refund or assessment due to actual loss experience. In the opinion of management, NHC's insurance coverage is adequate to cover settlement of outstanding claims against NHC.

     NHC self-insures certain expenses related to health insurance and workers compensation insurance claims of its employees. Provision has been made by NHC for reported claims and estimates for incurred but unreported claims.

Guarantees and Related Events--

     In order to obtain management agreements and to facilitate construction or acquisition of certain health care centers which NHC manages for others, NHC has guaranteed some or all of the centers' first mortgage bond debt (principal and interest). For this service, NHC charges an annual guarantee fee of 1% to 2% of the outstanding principal balance guaranteed, which fee is in addition to NHC's management fee. The principal amount outstanding under the guarantees is approximately $71,869,000 (net of available debt service reserves) at variable and fixed interest rates with a weighted average of 5.3% at December 31, 1994. In addition, NHC has guaranteed a letter of credit in the amount of approximately $8,200,000 for which an annual fee of 2% is charged.

     In management's opinion, these guarantee fees approximate fees that NHC would currently charge to enter into similar guarantees.

     All of the guaranteed indebtedness is secured by first mortgages, pledges of personalty, accounts receivable and, in certain instances, by the personal guarantees of the owners of the facilities. The borrower has granted second mortgages over the relevant properties in favor of NHC, and NHC has assigned its rights in certain of such mortgages to NHI. Such rights may be enforced if either NHC or NHI is required to pay under their respective guarantees.
NHC has agreed to indemnify and hold harmless NHI against any and all loss, liability or harm incurred by NHI as a result of having to perform under its guarantee of any or all of the guaranteed debt.


NOTE 14 - NOTES RECEIVABLE AND LOAN PARTICIPATION AGREEMENTS:

     NHC has receivables from certain line of credit agreements with NHI under which there is a balance outstanding of $31,999,000.

     Other notes receivable generally consist of loans and accrued interest to managed health care centers and retirement centers for construction costs, development costs incurred during construction and working capital during initial operating periods. The notes generally require monthly payments with maturities ranging from five to twenty-five years. The majority of the notes mature in 2004. Interest on the notes is generally at prime plus 2% or at a fixed rate of 10.25%, payable monthly. The collateral for the notes consists of first and second mortgages, certificates of need, personal guarantees and stock pledges.

     Under the terms of a collateralized management loan program, NHC has loaned approximately $425,000 at December 31, 1994 to officers, directors and supervisory employees. The notes are secured by the pledge of NHI common stock having a fair market value equal to the amount loaned. In addition, the borrower must provide written evidence of the existence of a financial institution line of credit in an amount equal to the loan amount. Principal and interest are payable on demand, but if no demand is made for interest, then interest shall be paid quarterly.

     NHC has entered into loan participation agreements with SouthTrust Bank of Alabama acquiring an interest in two mortgage notes totaling approximately $9,784,000. The participation interests are 75% and 100% and the interest rates are variable. At December 31, 1994, the rates are 9.625% and 10.515%. The mortgages mature in 2002. However, NHC has the right under the participation agreement to exchange its investment for cash at any time.


NOTE 15 - PARTNERS' CAPITAL:

     NHC has Incentive Option Plans which provide for the granting of options to key employees and directors to purchase units at no less than market value on the date of grant. On April 22, 1994, options to purchase 495,000 units were granted at $25.12 per unit. On October 2, 1992, options to purchase 402,000 units (which had been granted on July 23, 1992 at $11.25 per unit) were exercised and the units were issued. At December 31, 1994, options to purchase 5,000 units and 495,000 units at $11.25 and $25.12, respectively, remain outstanding.

     Additionally, NHC has an employee unit purchase plan which allows employees to purchase ownership units of NHC through payroll deductions. The plan allows employees to terminate participation at any time.

     In connection with the exercise of certain stock options, NHC has received interest-bearing (ranging from 3.5% to 6.5%), full recourse notes in the amount of $14,697,000 at December 31, 1994. The notes are secured by units of NHC or shares of NHI having a fair market value of not less than 150% of the amount of the note. The notes were received in accordance with the terms of the Key Employee Stock Financing Plan as approved at NHC's Special Meeting of the unitholders on December 31, 1986. The principal balances of the notes are reflected as a reduction of partners' capital in the consolidated financial statements.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and cash equivalents; Cash held by trustees; Bond reserve funds, mortgage replacement reserves and other deposits; Loan Participation Agreements; and Accrued interest--

     The carrying amount approximates fair value because of the short maturity or the nature of these instruments.

Notes receivable--

     The fair value of NHC's notes receivable is estimated based on the current rates offered by NHC or comparable parties for the same or similar type of notes receivable of the same or similar maturities.

Long-term debt; Debt serviced by other parties; and Subordinated convertible notes--

     The fair value is estimated based on the current rates offered to NHC for similar debt of the same maturities.

     The estimated fair values of NHC's financial instruments are as follows:

                                                       December 31, 1994
                                                       -----------------
                                             Carrying Amount            Fair Value
                                             ---------------           ------------
Cash and cash equivalents                   $   1,442,000            $   1,442,000
Cash held by trustees                           1,604,000                1,604,000
Notes receivable                              127,245,000              127,245,000
Loan participation agreements                   9,784,000                9,784,000
Bond reserve funds,
  mortgage replacement
  reserves and other
  deposits                                      1,720,000                1,720,000
Accrued interest                               (2,223,000)              (2,223,000)
Long-term debt,
  including current
  portion                                    (106,597,000)            (106,597,000)
Debt serviced by other
  parties, including
  current portion                             (93,740,000)             (93,740,000)
Subordinated convertible
  notes                                       (30,000,000)             (30,000,000)